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                                                                     Exhibit 4.4

                          STONE & WEBSTER, INCORPORATED

                      LONG-TERM INCENTIVE COMPENSATION PLAN
                           AMENDED AS OF MAY 14, 1998

                                    CONTENTS

Article 1.                  Establishment, Objectives, and Duration

Article 2.                  Definitions.......................................

Article 3.                  Administration....................................

Article 4.                  Shares Subject to the Plan and Maximum Awards

Article 5.                  Eligibility and Participation.....................

Article 6.                  Stock Options.....................................

Article 7.                  Restricted Stock..................................

Article 8.                  Performance Units and Performance Shares

Article 9.                  Performance Measures..............................

Article 10.                 Beneficiary Designation...........................

Article 11.                 Deferrals.........................................

Article 12.                 Rights of Employees/Directors.....................

Article 13.                 Change of Control.................................

Article 14.                 Amendment, Modification, and Termination

Article 15.                 Withholding.......................................

Article 16.                 Indemnification...................................

Article 17.                 Successors........................................

Article 18.                 Legal Construction................................

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         STONE & WEBSTER, INCORPORATED LONG-TERM INCENTIVE COMPENSATION
                                      PLAN
                           AMENDED AS OF MAY 14, 1998



ARTICLE 1.  ESTABLISHMENT, OBJECTIVES, AND DURATION

  1.1. Establishment of the Plan. Stone & Webster, Incorporated, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Stone & Webster, Incorporated Long-Term Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan is intended to replace the Company's Restricted Stock Plan and 1995 Stock Option Plan (the "Old Plans") with respect to future grants of equity-based incentive compensation. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares, and Performance Units.

  Subject to approval by the Company's shareholders, the Plan shall become effective as of January 1, 1998 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

  1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous 12 months.

  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

  1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after December 15, 2007.

ARTICLE 2.  DEFINITIONS

  Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

  2.1. "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

  2.2. "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares, or Performance Units.
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  2.3. "Award Agreement" means an agreement entered into by the Company and each
Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

  2.4. "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  2.5. "Board" or "Board of Directors" means the Board of Directors of the Company.

    2.6.  "Change of Control" of the Company shall mean:

      (a) The beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any Person of twenty percent (20%) or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following accumulations and acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition or accumulation by the Company, (iii) any acquisition or accumulation by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition or accumulation by an corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 2, or
    (v) the beneficial ownership of twenty percent (20%) or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by a Person if such beneficial ownership occurs solely because
    (x) of a change in the aggregate number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities since the last date on which such Persons acquired beneficial ownership of any Outstanding Company Common Stock or Outstanding Company Voting Securities or (y) such Persons acquired such beneficial ownership in the good faith belief that such acquisition would not cause such beneficial ownership to equal or exceed twenty percent (20%) of the Outstanding Company Common Stock or Outstanding Company Voting Securities then outstanding and such Person relied in good faith in computing the percentage of its beneficial ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date; or

      (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or

      (c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock, or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

      (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      Notwithstanding clause (v) of subsection (a) of this Section 2.6, if any Person whose beneficial ownership is not a Change of Control due to such clause (v) does not reduce such Person's percentage of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities to less than twenty percent (20%) by the close of business on the fifth business day after notice from the Company (the date of notice being the first day) that such Person's beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities equals or exceeds twenty percent (20%), such Person's beneficial ownership shall be a Change of Control at the end of such five (5) business day period (and such clause
    (v) shall no longer apply); provided, however, that if such Person asserts in writing to the Company by the end of such five (5) business day period that a reduction in such Person's percentage of beneficial ownership would subject such reduction to the operation of Section 16(b) of the Exchange Act ("Section 16(b)") the period during which the beneficial ownership of such Person must be reduced to less than twenty percent (20%) so as not to constitute a Change of Control shall be extended to the date that is the third business day immediately following the date which is the earlier of
    (i) six (6) months following the receipt by such Person of the notice from the Company of beneficial ownership of twenty percent (20%) or more or (ii) the date upon which such reduction would no longer be subject to Section 16(b). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board, acting by a vote of those directors of the Company who, at such time, shall constitute the Incumbent Board.

  2.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  2.8. "Committee" means the Compensation Committee or any other committee appointed by the Board to administer Awards to Employees, as specified in
Article 3 herein. Any such Committee shall be comprised entirely of outside Directors within the meaning of Code Section 162(m) and applicable interpretative authority thereunder.

  2.9. "Company" means Stone & Webster, Incorporated, a Delaware corporation, and any successor thereto as provided in Article 17 herein.
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  2.10. "Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

  2.11. "Director" means any individual who is a member of the Board of Directors of the Company.

  2.12. "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

  2.13. "Effective Date" shall have the meaning ascribed to such term in Section
1.1 hereof.

  2.14. "Employee" means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

  2.15. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

  2.16. "Fair Market Value" at any date shall be the closing sale price on the principal securities exchange on which the Shares are traded on the last previous day on which a sale was reported.

  2.17. "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

  2.18. "Insider" shall mean an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

  2.19. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

  2.20. "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

  2.21. "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

  2.22. "Participant" means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

  2.23. "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

  2.24. "Performance Share" means an Award granted to a Participant, as described in Article 8 herein.

  2.25. "Performance Unit" means an Award granted to a Participant, as described in Article 8 herein.

  2.26. "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in
Article 7 herein.

  2.27. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

  2.28. "Restricted Stock" means an Award granted to a Participant pursuant to
Article 7 herein.

  2.29. "Retirement" shall have the meaning ascribed to such term in the Employee Retirement Plan of Stone & Webster, Incorporated and Participating Subsidiaries.

  2.30. "Shares" means the shares of common stock of the Company.

  2.31. "Subsidiary" means (a) a corporation a majority of whose outstanding stock entitled to elect a majority of its Board of Directors is at the time owned by the party in question and/or by a subsidiary or subsidiaries of such a party, and (b) a corporation a substantial amount of the stock of which the Company or its Subsidiaries owns or has an option to acquire.

ARTICLE 3.  ADMINISTRATION

  3.1. General. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board; provided, however, that the administration of Awards granted to Directors who are not Employees (Non-employee Directors) shall be reserved to the Board of Directors. Any provisions in this Plan regarding administration of Awards by the Committee shall be deemed to refer to the Board with respect to Awards granted to Non-Employee Directors. Any Committee administering the Plan shall be comprised entirely of "outside directors" within the meaning of Code Section 162(m) and applicable interpretive authority thereunder. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers, Employees, or Directors of the Company.

  3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

  3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

  4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be six hundred fifty thousand (650,000) Shares, plus three hundred thirty thousand, seven hundred and seventy-seven (330,777) Shares which have been previously reserved and authorized but remaining available for grant under the Old Plans as of the Effective Date. No more than three hundred thousand (300,000) Shares reserved for issuance under the Plan may be granted in the form of Restricted Shares. The Board shall determine the appropriate methodology for calculating the number of shares issued pursuant to the Plan. Unless and until the Board determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the
Plan:

      (a) Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options pursuant to any Award granted in any one fiscal year to any one Participant shall be one hundred thousand (100,000).

      (b) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be thirty-three thousand (33,000).

      (c) Performance Shares: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares granted in any one fiscal year to any one Participant shall be equal to the value of twenty-five thousand (25,000) Shares.

      (d) Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be equal to one million dollars ($1,000,000).

  4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

  5.1. Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

  5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.  STOCK OPTIONS
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  6.1. Grant of Options. Subject to the terms and provisions of the Plan,
Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A nonqualified option to purchase 2,000 shares of Common Stock will be granted to each Non-employee Director who is initially elected or appointed to the Board of Directors after the Effective Date and prior to the expiration of the Plan, effective on the date of his or her initial election or appointment (which date shall be the date of grant for purposes hereof), and a nonqualified option to purchase 1,000 shares of Common Stock will be granted annually, effective as of the anniversary date of the Effective Date in each year after the Effective Date until the expiration of the Plan, to each person who is a Non-employee Director on each such anniversary date (which date shall be the date of grant for purposes hereof). Options may provide for the grant of replacement stock options if all or any portion of the exercise price or taxes incurred in connection with the exercise, are paid by delivery (or, in the case of payment of taxes, by withholding of shares) of other common shares of the Company.

  6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

  6.3. Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

  6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

  6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

  6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

  The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and
(b).

  The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

  Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, a statement setting forth shares held in book entry form, or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

  6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

  6.8. Termination of Employment/Directorship. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

  6.9. Nontransferability of Options.

  (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

  (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.  RESTRICTED STOCK

  7.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

  7.2. Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the number of Shares of Restricted Stock granted, the Period(s) of Restriction, which will normally extend over not less than three (3) years from the date of Grant, and such other provisions as the Committee shall determine.

  7.3. Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

  7.4. Other Restrictions. Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals

(corporate, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

  The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession or maintain such records in a book entry system until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

  Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction subject to applicable securities laws.

  7.5. Voting Rights. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

  7.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

  7.7. Termination of Employment/Directorship. Each Restricted Stock Award Agreement shall set forth the extent to which the restrictions on shares awarded under such Agreement shall lapse following termination of the Participant's employment with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination; provided, however that, except in the cases of terminations connected with a Change of Control and terminations by reason of death or Disability, the lapse of restrictions on Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the termination.

ARTICLE 8.  PERFORMANCE UNITS AND PERFORMANCE SHARES

  8.1. Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, provided that no more than ten (10%) percent of Performance Shares issuable under this Plan may be issued subject to a Performance Period (as hereinafter defined) of less than one (1) year.

  8.2. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a "Performance Period."

  8.3. Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

  8.4. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

  At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in
Section 7.6 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

  8.5. Termination of Employment/Directorship Due to Death, Disability, or Retirement. Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment or directorship of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant or his legal representative shall receive a payout of the Performance Units/Shares which is prorated, as specified by the Committee in its discretion.

  Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

  8.6. Termination of Employment/Directorship for Other Reasons. In the event that a Participant's employment or directorship terminates for any reason other than those reasons set forth in Section 8.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement.

  8.7. Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

ARTICLE 9.  PERFORMANCE MEASURES

  Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

         (a)      Earnings per share;

         (b)      Net income (before or after taxes);

         (c) Return measures (including, but not limited to, return on assets, capital, equity, or sales);

         (d) Cash flow return on investments which equals net cash flows divided by owners equity;

         (e)      Earnings before or after taxes;

         (f)      Gross revenues;

         (g)      Market-to-book value ratio;

         (h) Share price (including, but not limited to, growth measures and total shareholder return);

         (i)      Working capital measures; and

         (j)      Economic value added.

  Subject to the terms of the Plan, each of these measures shall be defined by the Committee or Board on a corporation or subsidiary or business division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the corporation's auditors.

  The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

ARTICLE 10.  BENEFICIARY DESIGNATION

  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 11.  DEFERRALS

  The Board may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 12.  RIGHTS OF EMPLOYEES/DIRECTORS

  12.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

  12.2. Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.


ARTICLE 13.  CHANGE OF CONTROL

  13.1. Treatment of Outstanding Awards. Upon the occurrence of a Change of Control and notwithstanding the terms of the Award Agreement, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

      (a) Any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

      (b) Any restriction periods and restrictions imposed on Restricted Shares which are not performance-based shall lapse;

      (c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change of Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change of Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) days following the effective date of the Change of Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control, and based on an assumed achievement of all relevant targeted performance goals.

  13.2. Termination, Amendment, and Modifications of Change-of-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change of Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards;

provided, however, the Board may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change of Control.

  13.3. Pooling of Interests Accounting. Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change of Control is contingent on using pooling of interests accounting methodology, the Board may take any action necessary to preserve the use of pooling of interests accounting.

ARTICLE 14.  AMENDMENT, MODIFICATION, AND TERMINATION

  14.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, but no amendment which significantly expands the benefits available for awards under this Plan shall be effective unless and until the same is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock of the Company present and entitled to vote at a meeting held to take such action at which a quorum is present.

  14.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Board determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

  14.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.3 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

  14.4. Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 14, make any adjustments it deems appropriate.

ARTICLE 15.  WITHHOLDING

  15.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

  15.2. Share Withholding. With respect to withholding required upon any taxable event arising as a result of Share-based Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their tax obligations. With respect to withholding required upon the exercise of Options or upon the lapse of restrictions on Restricted Stock, Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 16.  INDEMNIFICATION

  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 17.  SUCCESSORS

  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18.  LEGAL CONSTRUCTION

  18.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  18.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  18.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  18.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

  18.5. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.